Exhibit 19.1

INSIDER TRADING POLICY

INSIDER TRADING POLICY

Effective: May 28, 2025

__________________________________

INTRODUCTION

1.
SCOPE OF THIS POLICY
2.
LEGAL BACKGROUND
2.1.
INSIDER TRADING
2.2.
TIPPING
2.3.
DEFINITIONS
3.
OBLIGATIONS
3.1.
OBLIGATIONS OF ALL CANOPY TEAM MEMBERS
3.2.
IMPOSITION OF BLACKOUT PERIODS
3.3.
WAIVER
3.4.
NO SPECULATING
3.5.
NO HEDGING
3.6.
DISCRETIONARY ACCOUNT
3.7.
INSIDER REPORTS
3.8.
AUTOMATIC PLANS
4.
MISCELLANEOUS
4.1.
POTENTIAL CIVIL AND CRIMINAL PENALTIES

_________________________________

INTRODUCTION

Canopy Growth Corporation as a public company has internal guidelines to control transactions involving its securities by all Canopy Team Members (as defined below) to ensure Canopy Team Members are aware of and comply with their legal obligations and this Canopy policy with respect to “insider trading” and “tipping” (the “Policy”). “Canopy”, the “Company” or “we”, as used in this Policy, means Canopy Growth Corporation and its subsidiaries. “Canopy Team Members”, as used in this Policy, means the directors, Officers (as defined below), employees, consultants, contractors, and agents of Canopy, as well as their “Associates” and “Affiliates”.

We expect every Canopy Team Member to fully comply with all applicable legal requirements, including requirements of applicable stock exchanges, and this Policy. The objectives of this Policy are to:

a)
educate Canopy Team Members about their legal obligations with respect to insider trading and tipping.

b)
foster and facilitate compliance with applicable laws to prevent transactions by Canopy Team Members that would not be in full compliance with applicable legal requirements;

c)
help satisfy the Company’s obligations to prevent insider trading and tipping and to help Canopy Team Members avoid the severe consequences associated with violations of insider trading laws; and

d)
to help protect against the Company violating securities laws related to “selective disclosure”.

1.
SCOPE OF THIS POLICY

This Policy applies to all Canopy Team Members.

Significant Shareholders of Canopy are subject to similar restrictions and obligations as those discussed in this Policy. However, this Policy is not intended to describe or be exhaustive of the restrictions and obligations applicable to Significant Shareholders of Canopy. As a result, Significant Shareholders should consult with legal counsel to determine their restrictions and obligations under applicable law.

2.
LEGAL BACKGROUND

2.1.
INSIDER TRADING

a)
Securities legislation prohibits anyone from trading in Canopy securities with knowledge of a material fact or material change that has not been generally disclosed. This prohibited activity is commonly known as “insider trading”. Definitions of “material fact” and “material change” are set out in Section 2.3 below.
b)
Securities legislation also prohibits anyone from trading in the securities of any public company other than Canopy when he or she has knowledge of an undisclosed material fact or material change regarding Canopy that may affect the other public company.

2.2.
TIPPING

Securities legislation prohibits any person from informing any other person of a material fact or material change before the material fact or material change has been generally disclosed. This prohibited activity is commonly known as “tipping”. Both the person who provides the information and the person who receives the information could be liable under securities laws if the person who receives the information trades in securities based on the provided non-public information.

2.3.
DEFINITIONS
a)
“Associate” means with respect to a person or company:
i.
any company of which such person or company beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the company for the time being outstanding,
ii.
any partner of that person or company,
iii.
any trust or estate in which such person or company has a substantial beneficial interest or as to which such person or company serves as trustee or in a similar capacity,
iv.
any relative of that person who resides in the same home as that person,
v.
any person who resides in the same home as that person and to whom that person is married or with whom that person is living in a conjugal relationship outside marriage, or
vi.
any relative of a person mentioned in clause (iv) who has the same home as that person.
b)
“Affiliate” means, with respect to (i) a company, such company shall be deemed to be an Affiliate of another company if one of them is the subsidiary of the other or if both are subsidiaries of the same company or if each of them is controlled by the same person or company, and (ii) a specified person, such person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
c)
“Compliance Committee” means the Chief Legal Officer and Chief Financial Officer.
d)
“Insider” means a Canopy Team Member who is a director or Officer of Canopy or a director or Officer of a subsidiary of Canopy.

e)
“Major Subsidiary” means a subsidiary of Canopy if:
i.
the assets of the subsidiary, as included in Canopy’s most recent annual audited or interim balance sheet, or, for a period relating to a financial year beginning on or after January 1, 2011, a statement of financial position, are 30 per cent or more of the consolidated assets of Canopy reported on that balance sheet or statement of financial position, as the case may be, or

ii.
the revenue of the subsidiary, as included in Canopy’s most recent annual audited or interim consolidated statements of operations and comprehensive (loss) income is 30 per cent or more of the consolidated revenue of Canopy reported on that statement.
f)
“Material change” means a change in the business, operations, assets or ownership of Canopy that would reasonably be expected to have a significant effect on the market price or value of any of the securities of Canopy, or a decision to implement such a change made by: (a) the board of directors of Canopy; or (b) senior management of Canopy who (i) believe that confirmation of the decision by the board of directors of Canopy is probable or (ii) have the delegated authority to implement such a change.
g)
“Material fact” means a fact that (i) would reasonably be expected to have a significant effect on the market price of value of the securities of Canopy or (ii) a reasonable investor would consider important in making a decision to buy, sell or hold securities of Canopy.
h)
“Material Information” means any information relating to the business and affairs of Canopy that relate to (i) a “material change” or (ii) a “material fact.”
i)
“Officer” means Canopy’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of Canopy in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for Canopy. Officers of Canopy’s subsidiaries shall be deemed officers of Canopy if they perform such policy-making functions for Canopy.
j)
“Reporting Insider” means:
i.
The CEO, CFO or COO of Canopy, of a Significant Shareholder of Canopy or of a Major Subsidiary of Canopy;
ii.
A director of Canopy, of a Significant Shareholder of Canopy or of a Major Subsidiary of Canopy;
iii.
A person or company responsible for a principal business unit, division or function of Canopy;
iv.
A Significant Shareholder of Canopy;
v.
A Significant Shareholder based on post-conversion beneficial ownership of Canopy’s securities and the CEO, CFO, COO and every director of the Significant Shareholder based on post-conversion beneficial ownership;
vi.
A management company that provides significant management or administrative services to Canopy or a Major Subsidiary of Canopy, every director of the management company, every CEO, CFO and COO of the management company, and every Significant

vii.
Shareholder of the management company;
viii.
An individual performing functions similar to the functions performed by any of the Insiders described in paragraphs (i) to (vi).;
ix.
Canopy itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or
k)
Any other Insider that:
I.
in the ordinary course receives or has access to information as to material facts or material changes concerning Canopy before the material facts or material changes are generally disclosed; and
II.
directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of Canopy.
l)
“Significant Shareholder” means a person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, securities of an issuer carrying more than 10 per cent of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution.

3.
OBLIGATIONS

3.1.
OBLIGATIONS ON ALL CANOPY TEAM MEMBERS
a)
Canopy Team Members cannot trade in securities of Canopy, including exercising Canopy stock options, while in possession of Material Information with respect to Canopy that has not yet been generally disclosed.
•
Securities of Canopy includes common stock, options to purchase common stock, exchangeable shares any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Committee in accordance with this policy that are intended to comply with Rule 10b5-1 under the Exchange Act.
b)
Canopy Team Members cannot trade in securities of another public company while in possession of Material Information with respect to Canopy that has not yet been generally disclosed and that would affect such other public company.
c)
Canopy Team Members cannot inform other people of Material Information regarding Canopy or any other public company before that Material Information has been generally disclosed.
d)
Canopy Team Members who are subject to the Financial Reporting Blackout (as defined below) must inform the Compliance Committee prior to trading in securities of Canopy, other than an exercise of options that is completed through Solium.

The provisions of Section 3.1 and the following Section 3.2 also apply to all family members of a Canopy Team Member who reside with the Canopy Team Member.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock options when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by a Restricted Insider in compliance with the trading procedures applicable to Restricted Insiders.

The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

3.2.
IMPOSITION OF BLACKOUT PERIODS

All Canopy Team Members in possession of Material Information which has not been generally disclosed, including Restricted Insiders (as defined below), are prohibited from trading in securities of Canopy, including exercising Canopy stock options, during an applicable “Blackout Period.”

Blackout Periods for directors and Officers of Canopy and those employees, consultants, agents and contractors designated by the Compliance Committee who participate in the preparation of Canopy’s financial statements or who are privy to nonpublic material financial or operational information relating to the Company, begin at 5 p.m. (EST) on the last day of each fiscal quarter of Canopy and end on the second clear and full trading session day following the issuance of a news release disclosing quarterly results or annual results (the “Financial Reporting Blackout”). Expressed another way, the Financial Reporting Blackout permits trading during a “window” which extends from the close of the second business day following an earnings release with respect to the preceding fiscal quarter until the close of business on the last day of each fiscal quarter of Canopy.

Notwithstanding the foregoing, Canopy Team Members (whether or not Insiders) are prohibited from trading in securities of Canopy, even during the applicable trading “window” while such Canopy Team Members possess Material Information which has not been generally disclosed.

In addition, when Material Information is deemed worthy of a blackout period or anticipated to have an impact (e.g., when significant merger & acquisition discussions are ongoing, a significant financing is contemplated), either positive or negative, on the price of Canopy shares after review by the Compliance Committee or its designee, a Blackout Period will be instituted for Canopy Team Members designated by the Compliance Committee or its designee (“Special Blackout Period”) for a period of time they deem necessary or appropriate. No one may disclose to any outside third party or any other Canopy Team Member not subject to the Special Blackout Period that a Special Blackout Period has been designated. Canopy’s policy will be to err on the side of caution in designating Special Blackout Periods and related practices, in recognition of the fact that trades that create notoriety, even if they are ultimately found to be proper, may tarnish Canopy’s goodwill and reputation.

Grants and pricing of stock options or other incentive securities during the Financial Reporting Blackout will be prohibited, except (i) with the express approval of the board of directors of the Company if it determines that there is no undisclosed Material Information; or (ii) in respect to grants to person who are prospective employees of the Company in order to attract and retain such persons, provided they are not otherwise current employees or Insiders of the Company, and provided further that no such grant shall be made (a) during the period beginning at 5 p.m. (EST) on the 15th trading day prior to the issuance of a news release disclosing quarterly results or annual results as well as the related MD&A and financial statements and ending on the second clear and full trading session day following the issuance of a news release disclosing quarterly results or annual results as well as the related MD&A and financial statements, and (b) unless otherwise authorized by the Compliance Committee, if a Special Blackout Period is in place or there is otherwise undisclosed Material Information in respect of which, in the view of the Compliance Committee, it would be advisable not to effect any grant of incentive securities until such Material Information is disclosed.

Gifts. No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for purposes of the pre-clearance procedures and post-trade reporting procedures applicable to Restricted Insiders and Reporting Insiders, respectively, described below.

Pre-Clearance Procedures. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the procedures set forth below must be followed by Canopy’s directors, Officers and certain other designated Canopy Team Members (as determined by the Compliance Committee from time to time) who may have access to Material Information which has not been generally disclosed (“Restricted Insiders”). For greater certainty, Restricted Insiders shall include all Reporting Insiders and any Canopy Team Members designated by the Chief Legal Officer or Chief Financial Officer from time to time.

At no time may any Restricted Insider, directly or indirectly, trade in Canopy’s securities unless such person obtains the prior approval of the Chief Legal Officer (or its designated representative). Preclearance requirements also apply to trades by a Restricted Insider’s Associates. For greater certainty, an exercise of options that is completed through Solium will be deemed to have preclearance.

Pre-clearance requests, which should outline the trading request (i.e., purchase or sale, possible level of securities to be traded, if any automatic trading plan is to be instituted as a result) are to be sent by email to Canopy’s Chief Legal Officer which will respond to such requests within one (1) business day.

In addition, in their pre-clearance requests, Reporting Insiders must inform the Chief Legal officer whether, to the Reporting Insider’s best knowledge, (a) the Reporting Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act (known as the “short-swing profit rule”) and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144.

Pre-clearance also applies to sales of Canopy stock in connection with exercises of stock options.

Canopy’s policy will be to err on the side of caution in granting or denying trading clearance, in recognition of the fact that trades that create notoriety, even if they are ultimately found to be proper, may tarnish Canopy’s goodwill and reputation.

If the Compliance Committee denies trading clearance to a Restricted Insider, Canopy will immediately impose a Special Blackout Period as described above.

The foregoing pre-clearance procedures do not in any way obligate the Chief Legal Officer to approve any trade. The Chief Legal Officer has sole discretion to reject any trading request.

The Chief Legal Officer does not assume responsibility for, and approval by the does not protect the

Restricted Insiders from, the consequences of prohibited insider trading.

Completion of Trades. Clearance for a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance is denied, then the fact of such denial of clearance must be kept confidential by the Restricted Insider.

3.3.
WAIVER

Notwithstanding any of the prohibitions contained in Section 3.2, the Audit Committee may, at its discretion, waive the prohibitions contained in Section 3.2 in exceptional circumstances, provided that the Canopy Team Member seeking the waiver does not have any undisclosed Material Information and that making such an exception would not violate any applicable securities laws. All requests for waivers pursuant to this Section 3.3 shall be made in writing, shall contain a certification that the requesting Canopy Team Member does not have any undisclosed Material Information, and shall be addressed to the Chair of the Audit Committee.

3.4.
NO SPECULATING

Purchases of securities of Canopy should be for investment purposes only and not short-term speculation. This includes all dealings in puts and calls, all short sales and all buying or selling on the market with the intention of quickly re-selling or buying back at a profit. In addition, there should be no trading in securities of other companies with the knowledge that Canopy is contemplating or engaged in acquiring such company or its securities or negotiating significant business arrangements. Canopy also strongly discourages Canopy Team Members from making purchases using “margin loans” in order to remove the risk of their being put into a difficult situation as a result of a margin loan shortfall (margin call).

3.5.
NO HEDGING

Insiders are not permitted to enter into any transaction that has the direct or indirect effect of offsetting the economic value of any such Insider’s interest in any security of Canopy. This includes the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in the market value of securities granted to such Insiders as compensation or otherwise held directly or indirectly by such Insiders.

3.6.
DISCRETIONARY ACCOUNT

If any Canopy Team Member has a discretionary account with a broker or other investment manager (i.e. the broker or other investment manager has a certain amount of discretion to buy and sell stock on behalf of the Canopy Team Member), they must be advised in writing that there are to be no purchases or sales of the Company shares in the discretionary account without first discussing it with such Canopy Team Member in order to ensure compliance with this Policy and applicable insider trading laws.

Reporting Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Reporting Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Reporting Insider or any of their affiliates has been precleared by the Company; and (c) the broker is expected to provide transaction information to the Reporting Insider and/or Chief Legal Officer on the day of a trade.

3.7.
INSIDER REPORTS

Under Canadian securities laws and Canopy policy, Reporting Insiders are required to file a report (the “Insider Report”) with securities regulators any time they trade in shares, debt securities, options (including the grant and exercise of options), deferred share units or restricted stock units or other securities of the Company. Reporting Insiders must file an Insider Report electronically through the “System for Electronic Disclosure by Insiders” (“SEDI”) within 5 days after each trade. Similarly, under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Officers and directors of the Company and 10% beneficial owners of the Company’s common shares must file reports with the U.S. Securities and Exchange Commission before the end of the second business day following any of the transactions noted in the first sentence of this Section 3.7.

Post-Trade Reporting. The details of any transactions in our securities by a Reporting Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Chief Legal Officer by the Reporting Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price, the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Reporting Insider’s broker provide) a trade order confirmation to the Chief Legal Officer. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

3.8.
CONFIDENTIALITY

In the course of conducting business, Canopy Team Members may be in possession of information which may be of a market sensitive nature. Access to such information must be limited strictly to those people who require it in order to perform the duties expected of them. Precautions must be adopted by each Canopy Team Member to ensure that sensitive information within their department is not available or accessible to individuals inside or outside of the Company who have no requirement for such information. Canopy Team Members are reminded to review the Canopy Disclosure Policy for further information.

Nothing contained in Section 3.8 of this policy limits Canopy Team Members’ ability to file a charge or complaint with a governmental regulatory agency in the United States and nothing herein limits their ability to communicate with any such agencies or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information, without notice to Canopy. Any communications and disclosures related to these matters must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). The Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other government agency. Any provisions of any agreement between the Company and any current or former employee that is inconsistent with the above language or that may limit or interfere with the ability of any person to receive an award under the whistleblower provisions of applicable law will not be enforced by the Company.

3.9.
AUTOMATIC PLANS

Trading restrictions during blackout periods will normally not be applicable when the Canopy Team

Member has entered into a plan allowing him or her to purchase or sell Company securities on an automatic basis according to a pre-established set of instructions with respect to timing and price, regardless of whether a blackout period may be in effect and regardless of whether the Canopy Team Member may be in possession of material undisclosed information about Canopy at the time of such purchase or sale.

a)
These plans must be preapproved by the Compliance Committee, acting in its sole discretion, and must meet the following conditions, among others:
i.
At the time the plan is entered into, the Canopy Team Member is not in possession of any material undisclosed information relating to the Company;
ii.
Trading parameters are clearly documented in writing at the time the plan is established;
iii.
The plan contains meaningful restrictions on the ability of the Canopy Team Member to profit from material undisclosed information by varying, suspending, or terminating the plan;
iv.
The plan provides that the broker may not consult with the Canopy Team Member regarding any sales under the plan and that the Canopy Team Member cannot disclose information to the broker that might influence the broker’s execution of the plan; and
v.
The plan is entered into in good faith.

Plans of this nature include automatic securities purchase plans, dividend reinvestment plans, and automatic pre-arranged sales plans structured in compliance with applicable securities laws, including Rule 10b5-1 under the Exchange Act. It should be noted that the insider reporting obligations discussed above continue to apply in respect to trades made pursuant to these plans. At this time, the Company has not adopted a separate Rule 10b5-1 Trading Plan policy and therefore such plans are not permitted at this time without the strict prior approval of the Audit Committee and the Chief Legal Officer.

4.
MISCELLANEOUS

4.1.
POTENTIAL CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping where required on a timely basis can be severe and may include dismissal, fines, and criminal sanctions. In the United States, criminal penalties for violations of insider trading laws by individuals include possible imprisonment for a term of up to twenty years and fines of up to $5,000,000 or, for non-natural persons, $25,000,000.